EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

     We consent to the reference to our firm under the caption “Experts” in Amendment No. 1. to the Registration Statement (Form S-3, No. 333-121993) and related Prospectus of DATATRAK International, Inc., for the registration of 580,577 shares of its common stock and to the incorporation by reference therein of our report dated February 2, 2005, with respect to the consolidated financial statements of DATATRAK International, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

ERNST & YOUNG LLP

Cleveland, Ohio
March 7, 2005